May 2013 Preliminary Terms No. 784 Registration Statement No. 333-178081 Dated May 2, 2013 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS Opportunities in International Equities
Dual Directional Trigger PLUS Based on the Performance of the EURO STOXX 50® Index due May    , 2016
Trigger Performance Leveraged Upside SecuritiesSM
The Dual Directional Trigger PLUS, or “Trigger PLUS,” are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for PLUS, index supplement and prospectus, as supplemented or modified by this document.  At maturity, if the EURO STOXX 50® Index, which we refer to as the underlying index, has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index, which is subject to the maximum leveraged upside payment.  If the underlying index has depreciated in value but by no more than 20%, investors will receive the stated principal amount of their investment plus an unleveraged positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive 20% return.  However, if the underlying index has depreciated by more than 20% in value, investors will be negatively exposed to the full amount of the percentage decline in the underlying index and will lose 1% of the stated principal amount for every 1% of decline, without any buffer.  The Trigger PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income and upside above the maximum leveraged upside payment in exchange for the leverage and absolute return features that in each case apply to a limited range of performance of the underlying index.  Investors may lose their entire initial investment in the Trigger PLUS.  The Trigger PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the Trigger PLUS are subject to the credit risk of Morgan Stanley.
The Trigger PLUS differ from the PLUS described in the accompanying product supplement for PLUS in that the Trigger PLUS offer the potential for a positive return at maturity if the underlying index depreciates by up to 20%.  The Trigger PLUS are not the Buffered PLUS described in the accompanying product supplement for PLUS.  Unlike the Buffered PLUS, the Trigger PLUS do not provide any protection if the underlying index depreciates by more than 20%.
SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	May , 2016
Valuation date:	May , 2016, subject to postponement for non-index business days and certain market disruption events
Underlying index:	EURO STOXX 50® Index
Aggregate principal amount:	$
Payment at maturity:
If the final index value is greater than the initial index value:
$10 + leveraged upside payment
In no event will this amount exceed the stated principal amount plus the maximum leveraged upside payment.
If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level:
$10 + ($10 x absolute index return)
In this scenario, you will receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying index.  In no event will this amount exceed the stated principal amount plus $2.00.
If the final index value is less than the trigger level:
$10 × index performance factor
This amount will be less than the stated principal amount of $10, and will represent a loss of at least 20%, and possibly all, of your investment.

Leveraged upside payment:	$10 x leverage factor x index percent change
Leverage factor:	150%
Index percent change:	(final index value – initial index value) / initial index value
Absolute index return:	The absolute value of the index percent change. For example, a –5% index percent change will result in a +5% absolute index return.
Index performance factor:	final index value / initial index value
Initial index value:	, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Maximum leveraged upside payment:	$5.70 to $6.20 per Trigger PLUS (57% to 62% of the stated principal amount). The actual maximum leveraged upside payment will be determined on the pricing date.
Trigger level:	, which is 80% of the initial index value
Stated principal amount / Issue price:	$10 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:	May , 2013
Original issue date:	June , 2013 (3 business days after the pricing date)
CUSIP / ISIN:	61762E281 / US61762E2818
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and issue price:	Price to public(1)	Agent’s commissions(1)(2)	Proceeds to issuer
Per Trigger PLUS	$10.00	$0.30	$9.70
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Trigger  PLUS purchased by that investor.  The lowest price payable by an investor is $9.90 per Trigger PLUS.  Please see “Syndicate Information” on page 13 for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.30 for each Trigger PLUS they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

The Trigger PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 5.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Trigger PLUS” at the end of this document.
Product Supplement for PLUS dated August 17, 2012	Index Supplement dated November 21, 2011	Prospectus dated November 21, 2011

Dual Directional Trigger PLUS Based on the Performance of the EURO STOXX 50® Index due May    , 2016
Trigger Performance Leveraged Upside SecuritiesSM

Investment Summary

Trigger Performance Leveraged Upside Securities
The Dual Directional Trigger PLUS Based on the Performance of the EURO STOXX 50® Index due May   , 2016 (the “Trigger PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying index that enhances returns for any positive performance of the underlying index, subject to the maximum leveraged upside payment.
▪	To obtain an unleveraged positive return for a limited range of negative performance of the underlying index.
▪	To potentially outperform the underlying index in a moderately bullish or moderately bearish scenario.

Maturity:	Approximately 3 years
Leverage factor:	150% (applicable only if the final index value is greater than the initial index value)
Maximum leveraged upside payment:	$5.70 to $6.20 per Trigger PLUS (57% to 62% of the stated principal amount). The actual maximum leveraged upside payment will be determined on the pricing date.
Minimum payment at maturity:	None. Investors may lose all their entire initial investment in the Trigger PLUS
Trigger level:	80% of the initial index value
Coupon:	None
Listing:	The Trigger PLUS will not be listed on any securities exchange

All payments on the Trigger PLUS are subject to the credit risk of Morgan Stanley.

Key Investment Rationale

The Trigger PLUS offer the potential for a positive return at maturity based on the absolute value of a limited range of percentage changes of the underlying index.  At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the assets, which is subject to the maximum leveraged upside payment.  If the underlying index has depreciated in value but by no more than 20%, investors will receive the stated principal amount of their investment plus an unleveraged positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive 20% return.  However, if the underlying index has depreciated in value by more than 20%, investors will be negatively exposed to the full amount of the percentage decline in the underlying index and will lose 1% of the stated principal amount for every 1% of decline, without any buffer.  Investors may lose their entire initial investment in the Trigger PLUS.  All payments on the Trigger PLUS are subject to the credit risk of Morgan Stanley.

Leveraged Upside Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index within a certain range of positive performance.
Absolute Return Feature	The Trigger PLUS enable investors to obtain an unleveraged positive return if the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level.
Upside Scenario if the Underlying Index Appreciates
The final index value is greater than the initial index value and, at maturity, you receive a full return of principal as well as 150% of the increase in the value of the underlying index, subject to a maximum leveraged upside payment of $5.70 to $6.20 per Trigger PLUS (57% to 62% of the stated principal amount).  The actual maximum leveraged upside payment will be determined on the pricing date.  For example, if the final index value is 10% greater than the initial index value, the Trigger PLUS will provide a total return of 15% at maturity.

Absolute Return Scenario
The final index value is less than or equal to the initial index value but is greater than or equal to the trigger level, which is 80% of the initial index value.  In this case, you receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying index.  For example, if the final index value is 10% less than the initial index value, the Trigger PLUS will provide a total positive return of 10% at maturity.  The maximum return you may receive in this scenario is a positive 20% return at maturity.

Downside Scenario
The final index value is less than the trigger level.  In this case, the Trigger PLUS redeem for at least 20% less than the stated principal amount and this decrease will be by an amount proportionate to the decline in the value of the underlying index on the valuation date.  This amount will be less than $8 per Trigger PLUS.  For example, if the final index value is 35% less than the initial index value, the Trigger PLUS will be redeemed at maturity for a loss of 35% of principal at $6.50, or 65% of the stated principal amount.  There is no minimum payment at maturity on the Trigger PLUS.

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Dual Directional Trigger PLUS Based on the Performance of the EURO STOXX 50® Index due May    , 2016
Trigger Performance Leveraged Upside SecuritiesSM

How the Trigger PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$10 per Trigger PLUS
Leverage factor:	150%
Trigger level:	80% of the initial index value
Hypothetical maximum leveraged upside payment:	$5.95 per Trigger PLUS (59.5% of the stated principal amount)
Minimum payment at maturity:	None

Trigger PLUS Payoff Diagram

See the next page for a description of how the Trigger PLUS work.

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Dual Directional Trigger PLUS Based on the Performance of the EURO STOXX 50® Index due May    , 2016
Trigger Performance Leveraged Upside SecuritiesSM

How it works

▪
Upside Scenario if the Underlying Index Appreciates.  If the final index value is greater than the initial index value, the investor would receive the $10 stated principal amount plus 150% of the appreciation of the underlying index over the term of the Trigger PLUS, subject to the maximum leveraged upside payment.  In the payoff diagram above, an investor will realize the hypothetical maximum leveraged upside payment of $5.95 per Trigger PLUS (59.5% of the stated principal amount) at a final index value of approximately 139.67% of the initial index value.  The actual maximum leveraged upside payment will be determined on the pricing date.

▪	If the underlying index appreciates 10%, the investor would receive a 15% return, or $11.50 per Trigger PLUS.

▪	If the underlying index appreciates 50%, the investor would only receive a 59.5% return, or $15.95 per Trigger PLUS, due to the maximum leveraged upside payment.

▪
Absolute Return Scenario.  If the final index value is less than or equal to the initial index value and is greater than or equal to the trigger level of 80% of the initial index value, the investor would receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying index.

▪	If the underlying index depreciates 10%, the investor would receive a 10% return, or $11.00 per Trigger PLUS.

▪	The maximum return you may receive in this scenario is a positive 20% return at maturity.

▪
Downside Scenario.  If the final index value is less than the trigger level of 80% of the initial index value, the investor would receive an amount less than the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying index.  This amount will be less than $8.00 per Trigger PLUS.  There is no minimum payment at maturity on the Trigger PLUS.

▪	If the underlying index depreciates 30%, the investor would lose 30% of the investor’s principal and receive only $7.00 per Trigger PLUS at maturity, or 70% of the stated principal amount.

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Dual Directional Trigger PLUS Based on the Performance of the EURO STOXX 50® Index due May    , 2016
Trigger Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS, index supplement and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Trigger PLUS.

▪
Trigger PLUS do not pay interest or guarantee return of any principal.  The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the payment of any principal amount at maturity.  If the final index value is less than the trigger level (which is 80% of the initial index value), the absolute return feature will no longer be available and the payout at maturity will be an amount in cash that is at least 20% less than the $10 stated principal amount of each Trigger PLUS and this decrease will be by an amount proportionate to the full amount of the decline in the value of the underlying index on the valuation date, without any buffer.  There is no minimum payment at maturity on the Trigger PLUS, and, accordingly, you could lose your entire initial investment in the Trigger PLUS.

▪
The appreciation potential of the Trigger PLUS is limited.  If the underlying index appreciates, the appreciation potential of the Trigger PLUS is limited by the maximum leveraged upside payment of $5.70 to $6.20 per Trigger PLUS (57% to 62% of the stated principal amount).  The actual maximum leveraged upside payment will be determined on the pricing date.  Although the leverage factor provides 150% exposure to any increase in the final index value over the initial index value, because the leveraged upside payment will be limited to 57% to 62% of the stated principal amount for the Trigger PLUS, any increase in the final index value over the initial index value by more than 38.00% to approximately 41.33% of the initial index value will not increase the return on the Trigger PLUS.  However, the positive return potential of the Trigger PLUS in the event that the final index value declines is limited to a maximum of 20%.  Any decline in the value of the underlying index of greater than 20% will result in a loss, rather than a positive return, on the Trigger PLUS.

▪
The market price of the Trigger PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the Trigger PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Trigger PLUS in the secondary market, including the value (including whether the value is at or below the trigger level), volatility (frequency and magnitude of changes in value) and dividend yield of the underlying index, interest and yield rates in the market, time remaining until the Trigger PLUS mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final index value of the underlying index, and any actual or anticipated changes in our credit ratings or credit spreads.  The level of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “EURO STOXX 50® Index Overview” below.  You may receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

▪
The Trigger PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.  You are dependent on Morgan Stanley's ability to pay all amounts due on the Trigger PLUS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Trigger PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Trigger PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley's creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Trigger PLUS.

▪
The amount payable on the Trigger PLUS is not linked to the value of the underlying index at any time other than the valuation date. The final index value will be based on the index closing value on the valuation date, subject to postponement for non-index business days and certain market disruption events.  Even if the value of the underlying index appreciates prior to the valuation date but then drops by the valuation date to be below the trigger level, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying index prior to such drop.  Although the actual value of the underlying index on the stated maturity date or at other times during the term of the Trigger PLUS may be higher than the final index value, the payment at maturity will be based solely on the index closing value on the valuation date.

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Dual Directional Trigger PLUS Based on the Performance of the EURO STOXX 50® Index due May    , 2016
Trigger Performance Leveraged Upside SecuritiesSM

▪
There are risks associated with investments in securities linked to the value of foreign equity securities.  The Trigger PLUS are linked to the value of foreign equity securities.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

▪
Investing in the Trigger PLUS is not equivalent to investing in the underlying index.  Investing in the Trigger PLUS is not equivalent to investing in the underlying index or its component stocks.  Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying index.

▪
Adjustments to the underlying index could adversely affect the value of the Trigger PLUS.  The underlying index publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index.  The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Trigger PLUS at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the Trigger PLUS and the cost of hedging our obligations under the Trigger PLUS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Trigger PLUS or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited.  The Trigger PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Trigger PLUS.  MS & Co. may, but is not obligated to, make a market in the Trigger PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS.  Accordingly, you should be willing to hold your Trigger PLUS to maturity.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Trigger PLUS.  As calculation agent, MS & Co. will determine the initial index value, the trigger level and the final index value, including whether the value of the underlying index has decreased to or below the trigger level, and will calculate the amount of cash you receive at maturity, if any.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of the underlying index or a market disruption event, may adversely affect the payout to you at maturity, if any.

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Dual Directional Trigger PLUS Based on the Performance of the EURO STOXX 50® Index due May    , 2016
Trigger Performance Leveraged Upside SecuritiesSM

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Trigger PLUS.  One or more of our subsidiaries expect to carry out hedging activities related to the Trigger PLUS (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  Some of our subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and, therefore, could increase the trigger level, which is the value at which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the Trigger PLUS.  Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the value of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪
The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain.  Please read the discussion under “Additional Provisions―Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Trigger PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible treatment, the IRS could seek to recharacterize the Trigger PLUS as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Trigger PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Trigger PLUS as ordinary income.  Because a Trigger PLUS provides for the return of principal except where the final index value is below the trigger level, the risk that a Trigger PLUS would be recharacterized, for U.S. federal income tax purposes, as a debt instrument giving rise to ordinary income, rather than as an open transaction, is higher than with other equity-linked securities that do not contain similar provisions.  We do not plan to request a ruling from the IRS regarding the tax treatment of the Trigger PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Trigger PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Dual Directional Trigger PLUS Based on the Performance of the EURO STOXX 50® Index due May    , 2016
Trigger Performance Leveraged Upside SecuritiesSM

EURO STOXX 50® Index Overview

The EURO STOXX 50® Index was created by STOXX® Limited, which is owned by Deutsche Börse AG and SIX Group AG.  Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991.  The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone.  The component stocks have a high degree of liquidity and represent the largest companies across all market sectors.  For additional information about the EURO STOXX 50® Index, see the information set forth under “EURO STOXX 50® Index” in the accompanying index supplement.

Information as of market close on April 30, 2013:

Bloomberg Ticker Symbol:	SX5E	52 Week High (on 1/29/2013):	2,749.27
Current Index Value:	2,712.00	52 Week Low (on 6/1/2012):	2,068.66
52 Weeks Ago:	2,306.43

The following graph sets forth the daily closing values of the underlying index for the period from January 1, 2008 through April 30, 2013.  The related table sets forth the published high and low closing values, as well as the end-of-quarter closing values, of the underlying index for each quarter in the same period.  The closing value of the underlying index on April 30, 2013 was 2,712.00.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical closing values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the value of the underlying index on the valuation date.

EURO STOXX 50® Index Daily Closing Values, January 1, 2008 to April 30, 2013

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Dual Directional Trigger PLUS Based on the Performance of the EURO STOXX 50® Index due May    , 2016
Trigger Performance Leveraged Upside SecuritiesSM

EURO STOXX 50® Index	High	Low	Period End
2008
First Quarter	4,333.42	3,431.82	3,628.06
Second Quarter	3,882.28	3,340.27	3,352.81
Third Quarter	3,445.66	3,000.83	3,038.20
Fourth Quarter	3,113.82	2,165.91	2,447.62
2009
First Quarter	2,578.43	1,809.98	2,071.13
Second Quarter	2,537.35	2,097.57	2,401.69
Third Quarter	2,899.12	2,281.47	2,872.63
Fourth Quarter	2,992.08	2,712.30	2,964.96
2010
First Quarter	3,017.85	2,631.64	2,931.16
Second Quarter	3,012.65	2,488.50	2,573.32
Third Quarter	2,827.27	2,507.83	2,747.90
Fourth Quarter	2,890.64	2,650.99	2,792.82
2011
First Quarter	3,068.00	2,721.24	2,910.91
Second Quarter	3,011.25	2,715.88	2,848.53
Third Quarter	2,875.67	1,995.01	2,179.66
Fourth Quarter	2,476.92	2,090.25	2,316.55
2012
First Quarter	2,608.42	2,286.45	2,477.28
Second Quarter	2,501.18	2,068.66	2,264.72
Third Quarter	2,594.56	2,151.54	2,454.26
Fourth Quarter	2,659.95	2,427.32	2,635.93
2013
First Quarter	2,749.27	2,570.52	2,624.02
Second Quarter (through April 30, 2013)	2,717.38	2,553.49	2,712.00

“EURO STOXX®” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley.  For more information, see “EURO STOXX 50® Index” in the accompanying index supplement.

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Dual Directional Trigger PLUS Based on the Performance of the EURO STOXX 50® Index due May    , 2016
Trigger Performance Leveraged Upside SecuritiesSM

Additional Information About the Trigger PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.
Additional provisions:
Postponement of maturity date:
If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.

Denominations:	$10 per Trigger PLUS and integral multiples thereof
Minimum ticketing size:	$1,000 / 100 Trigger PLUS
Tax considerations:
Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Trigger PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the Trigger PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

A U.S. Holder should not be required to recognize taxable income over the term of the Trigger PLUS prior to settlement, other than pursuant to a sale or exchange.

Upon sale, exchange or settlement of the Trigger PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Trigger PLUS.  Such gain or loss should be long-term capital gain or loss if the investor has held the Trigger PLUS for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Trigger PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Trigger PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Additionally, any consequences resulting from the Medicare tax on investment income are not discussed in this document or the accompanying product supplement for PLUS.

The discussion in the preceding paragraphs under “Tax considerations” and the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Trigger PLUS.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.

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Use of proceeds and hedging:
The net proceeds we receive from the sale of the Trigger PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Trigger PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Trigger PLUS by taking positions in stocks of the underlying index, in futures and/or options contracts on the underlying index or any component stocks of the underlying index listed on major securities markets, or in any other securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the value of the underlying index on the pricing date, and therefore could increase the trigger level and the value at which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the Trigger PLUS. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Trigger PLUS, including on the valuation date, by purchasing and selling the stocks constituting the underlying index, futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.  We cannot give any assurance that our hedging activities will not affect the value of the underlying index and, therefore, adversely affect the value of the Trigger PLUS or the payment you will receive at maturity, if any.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Trigger PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Trigger PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Trigger PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Trigger PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Trigger PLUS.

Because we may be considered a party in interest with respect to many Plans, the Trigger PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Trigger PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Trigger PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Trigger PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and

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disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.
Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Trigger PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Trigger PLUS are contractual financial instruments.  The financial exposure provided by the Trigger PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Trigger PLUS.  The Trigger PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Trigger PLUS.

Each purchaser or holder of any Trigger PLUS acknowledges and agrees that:

(i)     the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Trigger PLUS, (B) the purchaser or holder’s investment in the Trigger PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Trigger PLUS;

(ii)    we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Trigger PLUS and (B) all hedging transactions in connection with our obligations under the Trigger PLUS;

(iii)    any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)   our interests are adverse to the interests of the purchaser or holder; and

(v)    neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Trigger PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Trigger PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Trigger PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Trigger PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Trigger PLUS by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the Trigger PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the Trigger PLUS through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.30 for each Trigger PLUS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors

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may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.
Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS and index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  You should read the prospectus in that registration statement, the product supplement for PLUS, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the product supplement for PLUS, index supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Product Supplement for PLUS dated August 17, 2012
Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

Terms used in this document are defined in the product supplement for PLUS, in the index supplement or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

Syndicate Information
Issue price	Selling concession	Principal amount of securities for any single investor
$10.0000	$0.3000	<$1MM
$9.9500	$0.2500	≥$1MM and <$3MM
$9.9250	$0.2250	≥$3MM and <$5MM
$9.9000	$0.2000	≥$5MM
The agent may reclaim selling concessions allowed to dealers in connection with the offering, if, within 30 days of the offering, the agent repurchases the securities distributed by such dealers.

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